Exhibit 10.2

AMENDMENT AGREEMENT

This Amendment Agreement, (the “Amendment”) is made by and among PEDIATRIX MEDICAL GROUP, INC. (which is to be renamed as MEDNAX SERVICES, INC. in connection with the reorganization described below) (the “Employer”), ROGER J. MEDEL, M.D. (“Employee”), and MEDNAX, INC. (as to Sections 5 and 12 only).

WHEREAS, Employee and Employer previously entered into that certain Employment Agreement dated August 20, 2008 (the “Employment Agreement”) for Employee’s provision of services to Employer;

WHEREAS, effective as of 11:59 p.m. on December 31, 2008 (the “Effective Time”), Employer will consummate a reorganization of its operations into a holding company structure under Section 607.11045 of the Florida Business Corporation Act (the “Reorganization”) whereby Employer will become a wholly-owned subsidiary of MEDNAX, Inc., a newly formed Florida corporation (“Mednax”);

WHEREAS, as a consequence of the Reorganization, the common stock of Employer will be converted, on a one for one basis, into the common stock of Mednax (“Mednax Common Stock”) and Mednax Common Stock will become publicly traded in place of the common stock of Employer and all stock options to purchase, and restricted stock of, Employer held by Employee will be converted into stock options and restricted stock of Mednax;

WHEREAS, in connection with the Reorganization, the name of Employer will be changed from Pediatrix Medical Group, Inc. to Mednax Services, Inc.; and

WHEREAS, Employer and Employee would like to amend the Employment Agreement to modify certain provisions therein to account for the Reorganization.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, effective upon the Effective Time, the parties agree as follows:

1. A new paragraph shall be added at the end of Section 1.1, Employment and Term, of the Employment Agreement as follows:

All references in this Agreement to Employer shall mean Mednax Services, Inc.

2. Section 1.2, Duties of Employee, shall be deleted in its entirety and replaced with the following:

Section 1.2 Duties of Employee. During the Employment Period, Employee shall serve as Chief Executive Officer of Employer and of Mednax, Inc., a Florida corporation and parent corporation of the Employer (“Mednax”), and perform such duties as are customary to the positions Employee holds or as may be reasonably assigned to Employee from time to time by the Board of Directors of Mednax (“Employee’s Supervisor” or the “Mednax Board”) provided, that such duties as assigned shall be customary to Employee’s role as an executive officer of Employer and Mednax. Employee’s employment shall be full-time and as such Employee agrees to devote substantially all of Employee’s attention and professional time to the business and affairs of Employer and Mednax. During the Employment Period, Employer shall promote the proficiency of Employee by, among other things, providing Employee with Confidential Information, specialized professional development programs, and information regarding the organization, administration and operation of Employer and Mednax. During the Employment Period, Employee agrees that Employee will not, without the prior written consent of Mednax (which consent shall not be unreasonably withheld), serve as a director on a corporate board of directors or in any other similar capacity for any institution other than Mednax. Employee may continue to serve as a director on any corporate board of directors on which he serves as of the Effective Date, and he may continue to serve in any other similar capacity in which he serves as of the Effective Date for any institution. During the Employment Period, it shall not be a violation of this Agreement to (i) serve on other civic or charitable boards or committees, or (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities do not interfere with the performance of Employee’s responsibilities as an employee of Employer and Mednax in accordance with this Agreement, including the restrictions of Section 8 hereof.

3. The second sentence of Section 2.1, Base Salary, of the Employment shall be amended to read in its entirety as follows:

The Compensation Committee of the Mednax Board (the “Compensation Committee”) shall review the amount of Employee’s Base Salary on an annual basis no later than ninety (90) days after the beginning of Employer’s fiscal year.”

4. Section 3.4, Incentive Compensation Plan, of the Employment Agreement shall be deleted in its entirety and replaced with the following:

3.4. Incentive Compensation Plan. During the Employment Period, Employee shall be eligible to participate in Mednax’s incentive compensation plans that provide for the issuance of stock options, restricted stock and other awards to its employees. Employee’s stock based award each year shall be determined by the Compensation Committee based on Employee’s performance and Mednax’s performance during the immediately preceding year and shall be consistent with the Compensation Committee’s (or the Compensation Committee of Employer with respect to periods prior to January 1, 2009) determination of Employee’s stock based award in prior years. The terms of any award to Employee and Employee’s rights and interest in any such award shall be controlled by this Agreement, the award agreement and the appropriate incentive compensation plan. Employee acknowledges that this Section 3 is sufficient consideration for Employee to enter into this agreement, including the restrictive covenants set forth in Section 8 below.

5. Section 4.1, Termination for Cause, shall be deleted in its entirety and replaced with the following:

4.1. Termination for Cause. Employer may terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean the occurrence of any of (i) Employee’s engagement in (A) willful misconduct resulting in material harm to Mednax, Inc or Employer, or (B) gross negligence; (ii) Employee’s conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of Employer’s assets; (iii) Employee’s willful and continual failure, after written notice from Employee’s Supervisor to (A) perform substantially his employment duties consistent with his position and authority, or (B) follow, consistent with Employee’s position, duties, and authorities, the reasonable lawful mandates of Employee’s Supervisor; or (iv) Employee’s breach of Section 8.4 of this Agreement. No act or omission shall be deemed willful or grossly negligent for purposes of this definition if taken or omitted to be taken by Employee in a good faith belief that such act or omission to act was in the best interests of the Employer or Mednax or if done at the express direction of the Mednax Board. The termination date for a termination of Employee’s employment under this Agreement pursuant to this Section 4.1 shall be the date specified by Employer in a written notice to Employee of finding of Cause, which may not be retroactive. Upon termination of Employee’s employment under this Agreement pursuant to Section 4.1, Employee shall be entitled to compensation in accordance with and subject to, the provisions of Section 5.1 hereof.

6. Clause (c) of Section 4.7, Termination by Employee for Good Reason, shall be amended by replacing the words “Board of Directors of the Employer” at the end thereof and inserting in place thereof the words “Mednax Board;”.

7. 4.8, Termination by Employee due to Change in Control of Employer, shall be deleted in its entirety and replaced with the following:

4.8. Termination by Employee due to Change in Control of Mednax. Employee may terminate Employee’s employment under this Agreement due to a Change in Control, of Mednax. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than fifty (50%) percent of Mednax, Inc.’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”); (ii) a merger or other form of corporate reorganization of Mednax, Inc. resulting in an actual or de facto 50% Change in Control; or (iii) the failure of Applicable Directors (defined below) to constitute a majority of the Mednax Board during any two (2) consecutive year period commencing on or after January 1, 2009 (the “Two-Year Period”). “Applicable Directors” shall mean those individuals who are members of the Board at the inception of a Two-Year Period and any new director whose election to the Board or nomination for election to the Board was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

If Employee desires to terminate Employee’s employment under this Agreement pursuant to this Section, Employee must, within one year after the Change in Control of Mednax provide Employer with a written notice of the termination. Such notice shall include the proposed termination date of Employee’s employment under this Agreement, which must be ninety (90) days from the date of the notice. Upon receipt of such notice from Employee, Employer may, at its option, require Employee to terminate employment at any time in advance of the expiration of such ninety (90) day period. The termination date under this Section 4.8 shall be the date specified by Employer, but in no event more than ninety (90) days after Employer’s receipt of notice from Employee as contemplated by this Section 4.8. If (i) Employee terminates Employee’s employment under this Agreement pursuant to this Section 4.8, or (ii) Employer terminates Employee’s employment under this Agreement for any reason within twenty-four (24) months after a Change in Control of Mednax, then Employee shall be entitled to compensation and/or benefits in accordance with, and subject to, the provisions of Section 5.8 hereof.

8. Section 5.9, Payments in the Event of a Change in Control of Employer, shall be deleted in its entirety and replaced with the following:

5.9. Payments in the Event of a Change in Control of Mednax. In the event it shall be determined that any payment, distribution or other action by Employer or Mednax to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under Section 5.7) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Employee with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Employer shall make a payment to Employee (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the

Gross-Up Payment in Employee’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(a) Subject to the provisions of paragraph (b) of this Section, all determinations required to be made under this Section 5.9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a “Big Four” accounting firm (the “Accounting Firm”) selected by the Chief Executive Officer of Mednax; provided, that if the Gross-Up Payment relates to the termination of such Chief Executive Officer’s employment with Employer, then the Accounting Firm shall be selected by the Chief Financial Officer of Mednax; and provided, further that the Accounting Firm shall not also be Mednax’s independent auditor. The Accounting Firm shall provide detailed supporting calculations both to Employer and Employee within thirty (30) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 5.9, shall be paid by Employer to Employee within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that may not have been made by Employer should have been made (“Underpayment”) consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 5.9 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

(b) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) business days after Employee is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires in good faith to contest such claim, Employee shall:

(i) give Employer any information reasonably requested by Employer relating to such claim;

(ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

(iii) cooperate with Employer in good faith in order effectively to contest such claim; and

(iv) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.9(b), Employer shall control all proceedings taken in connection with such contest and, after making a determination in good faith, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall reasonably determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 5.9(b), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer’s complying with the requirements of Section 5.9(b)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 5.9(b), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9. Section 5.14, Vesting of Incentive Awards, of the Employment Agreement shall be deleted in its entirety and replaced with the following:

5.14. Vesting of Incentive Awards. Notwithstanding any contrary provision in this Agreement or any Stock Option or Incentive Compensation Plan then maintained by Mednax, (i) all stock options, stock appreciation rights, restricted stock, and other stock-based awards granted to Employee by Mednax or Employer (as the predecessor to Mednax) prior to termination of this Agreement shall continue to vest until fully vested following a termination of Employee’s employment pursuant to Section 4.2, 4.3, 4.4, 4.5, and 4.7 and (ii) in the event of a Change in Control of Mednax, all unvested stock options, stock appreciation rights, restricted stock, and other stock-based awards granted to Employee by Mednax or Employer (as the predecessor to Mednax) shall automatically vest and, in the cases of stock options and stock appreciation rights, become immediately exercisable. This Section 5.14 shall not apply to the Restricted Share Units Agreements entered into between Employee and Employer on August 20, 2008, as assumed by Mednax.

10. Section 5.15, Period for Exercising Stock Options After Termination, of the Employment Agreement shall be deleted in its entirety and replaced with the following:

5.15. Period for Exercising Stock Options After Termination. Except as to incentive stock options granted in accordance with Section 422 of the Internal Revenue Code, Employee shall be allowed a period of the greater of (i) twenty-four (24) months after termination of Employee under this Agreement or (ii) twelve months from the applicable vesting date during which to exercise any vested options to purchase Mednax’s common stock or vested stock appreciation rights and realize any other vested incentive compensation awards that may be granted or made under any equity compensation or incentive compensation plan or arrangement of Mednax (or the Employer as the predecessor to Mednax); provided, however, that in no event shall the period during which Employee may exercise any vested stock option or vested stock appreciation right be extended pursuant to this Section 5.15 to a date that is later than the earlier of (i) the latest date upon which the stock right could have expired by its original terms under any circumstances or (ii) the tenth anniversary of the original date of grant of the stock right. In all other respects, the terms of the applicable equity compensation plan shall control the terms and conditions of any awards made pursuant thereto.

11. Section 5.18, Release, shall be deleted in its entirety and replaced with the following:

Section 5.18 Release. The Employer shall provide the Employee with a general release in the form attached as Exhibit B (subject to such modifications as the Employer may reasonably request) within seven (7) days after the Employee’s termination date. Payments or benefits to which the Employee may be entitled pursuant to this Article 5 (other than any accrued but unpaid Base Salary and employee benefits as of the end of the Employment Period) (the “Severance Amounts”) shall be conditioned upon the Employee executing the general release within 21 days after receiving it from the Employer and the general release becoming irrevocable upon the expiration of 7 days following the Employee’s execution of it. Payment of the Severance Amounts shall be suspended during the period (the “Suspension Period”) that begins on the Employee’s termination date and ends on the date (“Suspension Termination Date”) that is thirty-five (35) days after the Employee’s termination date; provided, however, that this suspension shall not apply, and the Employer shall be required to provide, any continued health insurance coverage that would be required under Article 5.12 hereof during the Suspension Period. If the Employee executes the general release and the general release becomes irrevocable by no later than the Suspension Termination Date, then payment of any Severance Amounts that were suspended pursuant to this provision shall be made in the first payroll period that follows the Suspension Termination Date, and any Severance Amounts that are payable after the Suspension Termination Date shall be paid at the times provided in Article 5.

12. Section 6.1, Successors, of the Employment Agreement shall be deleted in its entirety and replaced with the following:

6.1. Successors. Mednax shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of Mednax’s voting common stock or any other successor to all or substantially all of the business and/or assets of Mednax to expressly assume and agree to perform and cause Employer to perform this Agreement in the same manner and to the same extent that Mednax or Employer would be required to perform it if no such succession had taken place and Employee hereby consents to any such assignment. In such event, Mednax shall mean Mednax, Inc. and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Section shall not limit Employee’s ability to terminate his employment under this Agreement in the circumstances described in Section 4.8 in the event of a Change in Control of Mednax.

13. The reference to “Board of Directors of the Company” in Section 8.1, No Material Competition, of the Employment Agreement shall be amended to read “Board of Directors of Mednax, Inc.”

14. The reference to “Pediatrix Medical Group, Inc.” in Section 11, Notices, of the Employment Agreement shall be amended to read “Mednax Services, Inc.”

15. EXHIBIT B, FORM OF RELEASE, to the Employment Agreement shall be deleted in its entirety and replaced by EXHIBIT B to this Amendment Agreement.

16. Employer and Employee acknowledge and agree that the consummation of the Reorganization under Section 607.11045 of the Florida Business Corporation Act whereby Employer will become a wholly-owned subsidiary of Mednax shall not constitute a “Change in Control” as such term is defined in the Employment Agreement. Employer shall promptly notify Employee in writing of the date of the completion of the Reorganization.

IN WITNESS WHEREOF, the parties have executed this Amendment on December 29, 2008.

EMPLOYER:		EMPLOYEE:
PEDIATRIX MEDICAL GROUP, INC.

By:	/s/ Manuel Kadre	/s/ Roger J. Medel, M.D.
Its:	Compensation Committee Member	Roger J. Medel, M.D.

MEDNAX, INC. (as to Sections 5 and 12 only)

By:	/s/ Manuel Kadre
Its:	Compensation Committee Member

EXHIBIT B

FORM OF RELEASE

AGREEMENT OF GENERAL RELEASE

This Agreement of General Release (“General Release”) is hereby made and entered into between (“Employer”) and ROGER J. MEDEL, M.D. (“Employee”) to be effective as set forth in Section 8 below.

1. Employee, for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration to be provided pursuant to Section 5 of the Employment Agreement entered into by and between Employee and Pediatrix Medical Group, Inc. effective as of August 20, 2008, and as thereafter amended, (the “Employment Agreement”) hereby gives up, releases, and discharges Mednax, Inc., its subsidiaries, affiliated companies, successors and assigns, and its current and former directors, officers, employees, shareholders and agents in such capacities (collectively with Mednax, Inc, the “Released Parties”) from any and all rights and claims that Employee may have against the Released Parties as of the effective date of this Agreement arising from or in connection with Employee’s employment or termination of employment with Mednax Services, Inc. (“Employer”), including without limitation any and all rights and claims to or for attorneys’ fees, whether or not Employee presently is aware of such rights or claims or suspects them to exist. These rights and claims include, but are not limited to, any and all rights and claims which Employee may have under, or arising out of, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; and any other federal, state or local constitution, statute, ordinance, executive order, or common law.

2. Notwithstanding anything in Paragraph 1 above to the contrary, this General Release shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due Employee pursuant to Section 5 of the Employment Agreement, or under any of Employer’s employee benefit plans; (ii) any rights or claims that may arise as a result of events occurring after the date this General Release is signed by Employee, (iii) any indemnification rights Employee may have as a former officer or director of Mednax, Inc. or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by Mednax, Inc. or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights Employee may have as a holder of equity securities of Mednax, Inc.

3. Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, termination of employment, or any other matter arising on or prior to the date Employee signed this General Release, and covenants and agrees that he will never individually or with any person or entity file, or commence the filing of, any charge, lawsuit, complaint or proceeding with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to Paragraph 1 hereof (a “Proceeding”); provided, however, Employee retains the right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

4. Employee hereby shall have twenty-one (21) days to sign this General Release, but he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release earlier. Employee shall have seven (7) days following the date on which he signs this General Release within which he may revoke it by providing a written notice of his revocation to Employer.

5. This General Release will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

6. Employee acknowledges that he has read this General Release, that he has been advised to consult with an attorney before he signs this General Release, and that he understands all of its terms and signs it voluntarily and with full knowledge of its significance and the consequences thereof.

7. If any provision of this General Release, or any part thereof, is determined to be invalid or unenforceable by a court having jurisdiction in the matter, all of the remaining provisions and parts of this General Release shall remain fully enforceable.

8. This General Release shall take effect on the eighth day following Employee’s signing it unless Employee’s written revocation is delivered to Employer within seven (7) days after Employee signs this General Release, in which case this General Release shall be null and void and of no legal effect.

EMPLOYER:		EMPLOYEE:

[Type Name of Employer]

By:
	[Name] .	Roger J. Medel, M.D.

Date:	___________________________	Date:	___________________________